Exhibit 8.3

[FORM OF OPINION OF ASHURST LLP]

[—], 2012

CEVA Logistics Inc.

Excelsior Road

Ashby de la Zouch

Leicestershire LE65 9BA

United Kingdom

Ladies and Gentlemen:

In connection with the registration statement on Form F-1 (Registration No. 333-181184) (the “Registration Statement ”) filed by CEVA Logistics Inc., an exempted company with limited liability under the laws of the Cayman Islands (the “ Company”), on [—], 2012 with the Securities and Exchange Commission registering ordinary shares of the Company, par value $0.01 per share, under the Securities Act of 1933, as amended, you have requested our opinion concerning the discussion in the Registration Statement under the caption “Material United Kingdom Tax Considerations”.

This opinion is based on statements, representations and assumptions made by the Company (including the statements, representations, and assumptions contained in the Registration Statement), and, for purposes of this opinion, we have assumed that all such statements, representations, and assumptions (which we have neither investigated nor verified) are true, complete and correct . In addition, in providing this opinion, we have reviewed and relied upon the Registration Statement and such other documents, records, and papers as we have deemed necessary or appropriate in order to give this opinion. This opinion is based on United Kingdom legislation, and case law, and what is understood to be current practice of the United Kingdom HM Revenue & Customs, all as in effect as of the date hereof and all of which are subject to change either prospectively or retroactively. We assume no responsibility to update this opinion subsequent to the date hereof or to inform the Company of any change or inaccuracy that may occur or come to our attention after the date hereof that may affect the continuing validity of this opinion.

Based on the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement, we hereby confirm that the discussion in the Registration Statement under the caption “Material United Kingdom Tax Considerations”, to the extent that such discussion states definitive legal conclusions under United Kingdom tax law as to the material United Kingdom tax consequences of an investment in the ordinary shares of the Company, constitutes the opinion of Ashurst LLP.

Except as specifically set forth above, we render no other opinion, including without limitation, any opinion as to the tax consequences of an investment in the ordinary shares of the Company under United Kingdom or foreign tax laws, or the applicability thereto, or the effect thereon, of other United Kingdom or foreign laws.

We are furnishing this opinion to the Company. Furthermore, we are furnishing this opinion solely in connection with the transactions described herein and this opinion is not to be relied upon, used, circulated, quoted, or otherwise referred to for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name under the caption “Material Tax Consequences” and the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities Exchange Commission promulgated thereunder.

Very truly yours,